FOR IMMEDIATE RELEASE

Contact:  Tony Smith (441) 295-9166



                 PRESIDIO HOLDING COMPANY, LLC SEEKS TO REPLACE
                    PRESIDIO CAPITAL CORP. CLASS A DIRECTORS



         HAMILTON HM DX, BERMUDA, July 28, 1997. - Wexford Management LLC, the management company for Presidio Capital Corp. (PCC), received notice from Presidio Holding Company, LLC, which has stated that it is holder of 63% of its outstanding Class A common shares, that it was seeking to remove the three current Class A directors and replacing them with Edward Sheetz, David Hamamoto and David King effective noon on September 2, 1997. Wexford Management has not determined whether Presidio Holding Company, LLC has the right to seek and obtain removal or replacement of the current Class A directors pursuant to such notice. If such holder's ownership is confirmed, the other Class A shareholders will be entitled to certain representation on the Board.

         Presidio Capital Corp., the successor entity to Integrated Resources, Inc., is engaged in the liquidation and disposition of the assets of Integrated, which were acquired pursuant to the Sixth Amended Plan of Reorganization submitted by the Subordinated Bondholders Committee and the Steinhardt Group. The plan of reorganization was consummated on November 3, 1994.

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